Newmark Group, Inc. Reports Second Quarter 2020 Financial Results
Declares Quarterly Dividend of One Cent
Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY - August 6, 2020 - Newmark Group, Inc. (NASDAQ: NMRK) ("Newmark" or "the Company"), a leading full-service commercial real estate business, today reported its financial results for the quarter ended June 30, 2020.

Select Results Compared to the Year-Earlier Period1

Highlights of Consolidated Results (USD millions)	2Q20	2Q19	Change	YTD 20	YTD 19	Change
Revenues	$383.7	$551.5	(30.4)%	$867.6	$999.1	(13.2)%
GAAP income before income taxes and noncontrolling interests	0.7	41.2	(98.2)%	19.8	71.3	(72.3)%
GAAP net income for fully diluted shares	(2.1)	23.3	(109.1)%	3.6	33.1	(89.1)%
Adjusted Earnings before noncontrolling interests and taxes	30.4	96.7	(68.5)%	58.5	161.5	(63.8)%
Post-tax Adjusted Earnings to fully diluted shareholders	25.7	80.7	(68.1)%	49.2	136.3	(63.9)%
Adjusted EBITDA	45.6	111.1	(59.0)%	89.2	190.5	(53.1)%

Per Share Results	2Q20	2Q19	Change	YTD 20	YTD 19	Change
GAAP net income per fully diluted share	$(0.01)	$0.11	(109.1)%	$0.02	$0.18	(88.9)%
Post-tax Adjusted Earnings per share	0.10	0.30	(66.7)%	0.19	0.50	(62.0)%

Management Comments
Barry M. Gosin, Chief Executive Officer of Newmark, said: “Despite significantly lower industry transaction volumes in the second quarter, we generated $47 million of cash flow from operations. We finished the quarter with over $300 million in cash and cash equivalents, nearly $450 million in mortgage servicing rights, and approximately $680 million of expected proceeds from Nasdaq that are not yet reflected on our balance sheet. These significant assets, taken together with Newmark's operating earnings potential, represent a very attractive investment.2

“We attribute our results to three competitive advantages. First, our management services businesses performed well during the quarter, as our clients turned to Newmark for advice on their real estate portfolios, including new environmental safety requirements, managing costs associated with
1 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income (loss) before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax earnings” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully diluted weighted-average share count for GAAP and Adjusted Earnings”, “Adjusted EBITDA Defined”, and “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.
2 Newmark was profitable under pre-tax GAAP earnings, Adjusted Earnings, and Adjusted EBITDA in the second quarter of 2020. The Company generated $47 million of net cash flow provided by operating activities excluding activity from loan originations and sales. For additional information, please see the Summarized Condensed Consolidated Statements of Cash Flows in this document. The estimated fair value of the mortgage servicing rights at quarter end was $448 million. The $680 million figure for the value of Nasdaq (the "Earn-out") is expected to be received through 2027 based on the June 30, 2020 closing price. As of market close on August 5, 2020, the notional pre-tax value of the Earn-out was $767 million. All forward-looking statements regarding the Earn-out are based on the August 5, 2020 closing price. For more information about Nasdaq-related items, please see the "Other Income" section of this document.

implementing these new standards, as well as assessing facility and employee readiness as companies plan their return to the workplace in the wake of the pandemic.

"Second, our GSE mortgage originations were strong in the quarter and we expect activity to remain healthy throughout the balance of the year. Our servicing portfolio grew by 7% year-over-year to over $65 billion, which will increase the significant recurring income from this asset. Third, Newmark outperformed the overall investment sales market, as total U.S. volumes fell by 68% year-on-year in the second quarter while our volumes declined by 58%.3 We believe that the low interest rate environment coupled with significant availability of capital for investment in real estate assets will drive capital markets activity once price discovery occurs across property types.

"Industrial and life sciences remain bright spots, and multifamily is expected to rebound sooner than other property types, which we expect to remain muted at least through the end of the third quarter. Industrial and multifamily are a strength of Newmark's platform and have historically represented nearly 40% of total revenues.

"Newmark is well-positioned to benefit from periods of market disruption and its recovery due to the strength of our platform and the significant amount of talented professionals that have joined the Company over the past several years. Our professionals’ creativity, inventiveness, and drive provide us with a competitive advantage as economic activity accelerates."

Dividend Information
Newmark has declared a qualified quarterly dividend of $0.01 per share payable on September 14, 2020 to Class A and Class B common stockholders of record as of August 26, 2020. The declaration date was August 5, 2020 and the ex-dividend date will be August 25, 2020.

Online Availability of Investor Presentation and Additional Financial Tables
Newmark’s quarterly financial results presentation and supplemental Excel tables are available for download at http://ir.ngkf.com. The Excel tables and quarterly results presentation contain the results discussed in this document, non-GAAP results for the periods from 2018 through the second quarter of 2020, as well as other useful information that may not be contained herein.

3 The Company calculates GSE and FHA origination volumes based on when loans are rate locked, which is consistent with how revenues are recorded for “Gains from mortgage banking activities/origination, net”. The volumes reported by the GSEs are based on when loans are sold and/or securitized, and typically lag those reported by Newmark or MBA estimates by 30 to 45 days. Industry mortgage origination volumes are reported by Fannie Mae and Freddie Mac, while investment sales industry volumes are reported by Real Capital Analytics ("RCA"). According to preliminary RCA data, Newmark was ranked #3 for U.S. investment sales in the first half of 2020 (vs. #5 in the first half of 2019).

Revenue Detail4

Consolidated Revenues (USD millions)	2Q20	2Q19	Change	YTD 20	YTD 19	Change
Leasing and other commissions	$120.1	$217.4	(44.8)%	$260.5	$389.9	(33.2)%
Capital markets	53.0	128.8	(58.9)%	180.9	231.5	(21.9)%
Gains from mortgage banking activities/origination, net	69.1	45.1	53.2%	119.5	76.4	56.3%
Management services, servicing fees, and other	141.6	160.3	(11.6)%	306.8	301.3	1.8%
Total revenues	383.7	551.5	(30.4)%	867.6	999.1	(13.2)%

Brokerage revenues declined in the second quarter of 2020 primarily due to lower industry-wide leasing and capital markets volumes. Combined revenues from capital markets and originations were down 29.8%. Gains from mortgage banking activities increased due to higher volumes and a more balanced mix of GSE originations. Newmark's multifamily mortgage originations were up 23% as compared to 14% growth in loan placements for the industry. Management services, servicing fees, and other declined due to lower non-fee pass-through revenues, less interest income on escrow balances and lower yield maintenance fees in Newmark's servicing business but were otherwise unaffected by the pandemic. The Company expect its management services and servicing fee revenues to be more resilient during the downturn.

Consolidated Expenses5

Consolidated Expenses (USD millions)	2Q20	2Q19	Change	YTD 20	YTD 19	Change
Compensation and employee benefits under GAAP	$230.5	$316.7	(27.2)%	$530.8	$580.1	(8.5)%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	10.9	39.4	(72.4)%	23.8	53.2	(55.3)%
Non-compensation expenses under GAAP	95.2	142.4	(33.2)%	239.3	265.3	(9.8)%
Total expenses under GAAP	336.5	498.5	(32.5)%	793.8	898.6	(11.7)%
Compensation and employee benefits for Adjusted Earnings	229.1	316.7	(27.7)%	529.0	580.1	(8.8)%
Non-compensation expenses for Adjusted Earnings	110.2	137.9	(20.1)%	255.1	253.8	0.5%
Total expenses for Adjusted Earnings	339.4	454.7	(25.4)%	784.1	833.9	(6.0)%

Total expenses decreased in the second quarter, reflecting lower commission-based revenues and the plan to reduce approximately $100 million in expenses related to support and operations functions in 2020.

4 The Company's overall top-line included $98.8 million and $90.6 million in combined OMSR and pass-through revenues, respectively, in the second quarters of 2020 and 2019. Newmark may refer to these two items together as “non-fee revenue.” In the first halves of 2020 and 2019, non-fee revenues were $194.7 million and $158.8 million, respectively. Additionally, investment sales, mortgage brokerage, and GSE multifamily lending revenues are contained in two separate line items: (1) Capital markets (which consists of investment sales and non-originated mortgage brokerage); and (2) Gains from mortgage banking activities/origination, net (which the Company may also refer to as “agency lending”).
5 Please see “Adjusted Earnings Defined” and “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information on charges with respect to equity-based compensation and allocations of net income to limited partnership units and FPUs, as well as more information how non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and GAAP amortization of mortgage servicing rights (“MSRs”) impact non-GAAP results.

Other Income

Other Income (USD millions)	2Q20	2Q19	Change	YTD 20	YTD 19	Change
Nasdaq-related items	$(22.5)	$(12.6)	(78.6)%	$(3.5)	$(22.0)	(84.1)%
Mark-to-market (losses) gains on non-marketable investments, net	$(10.0)	$3.9	(356.4)%	$(26.8)	$3.9	(787.2)%
Income (loss) from equity method investments and other	$(3.9)	$5.0	(178.0)%	$(4.6)	$4.7	197.9%
Other income (loss), net under GAAP	$(36.4)	$(3.7)	(883.8)%	$(34.9)	$(13.4)	160.4%
Exclude:
Nasdaq-related items, non-cash	$22.5	$15.6	44.2%	$1.3	$29.0	(95.5)%
Mark-to-market gains on non-marketable investments, net	$10.0	$(3.9)	(356.4)%	$26.8	$(3.9)	(787.2)%
Other items, net	$0.0	$(0.1)	(100.0)%	$0.8	$0.8	—%
Other income (loss), net for Adjusted Earnings	$(3.9)	$7.9	(149.4)%	$(6.0)	$12.5	(148.0)%

Newmark’s pre-tax GAAP earnings were reduced by $33 million year-on-year in the second quarter due to the largely non-cash items shown in the table above. Excluding these items, pre-tax GAAP earnings would have been down by 18% year-on-year. Newmark records its annual income from Nasdaq in the third quarter of each year, which is expected to be approximately $120 million for GAAP and $109 million for pre-tax Adjusted Earnings and Adjusted EBITDA as of the August 5, 2020 closing price.
Newmark’s pre-tax Adjusted Earnings and Adjusted EBITDA were reduced by $12 million year-on-year in the second quarter due to changes in other income.

Newmark's other income under GAAP includes non-cash mark-to-market valuation adjustments to the Nasdaq Forwards,6 which hedge against potential downside risk from a decline in the share price of Nasdaq's common stock, while allowing the Company to retain all the potential upside from any related share price appreciation related to the Earn-out. The value of the Forwards moves inversely with the price of Nasdaq common stock. Due to the 26% increase in the Nasdaq stock price during the second quarter of 2020, the Company recognized a $23 million non-cash mark-to-market loss on the Forwards under GAAP. However, the notional pre-tax value of the unmonetized portion of the Earn-out expected to be received by the Company increased by $195 million during the same period to approximately $680 million as of June 30, 2020 and further increased to $787 million as of yesterday's closing price.

Taxes and Noncontrolling Interest

Taxes (USD millions)	2Q20	2Q19	Change	YTD 20	YTD 19	Change
GAAP provision for income taxes	$0.1	$9.1	(99.0)%	$4.9	$15.8	(69.1)%
Provision for income taxes for Adjusted Earnings	4.5	15.7	(71.2)%	8.6	25.0	(65.5)%
Net income attributable to noncontrolling interests for GAAP	0.3	9.4	(96.5)%	6.4	15.9	(59.8)%
Net income attributable to noncontrolling interests for Adjusted Earnings	0.2	0.3	(37.7)%	0.7	0.2	227.5%

Taxes and noncontrolling interests generally move in tandem with the Company's earnings.

6 For additional information about Newmark’s expected receipt of Nasdaq shares and related monetization transactions, which are a component of other income, see the sections of the Company’s most recent SEC filings on Form 10-Q or Form 10-K titled “Nasdaq Monetization Transactions” and “Exchangeable Preferred Partnership Units and Forward Contract”, as well as any updates regarding these topics in subsequent SEC filings. Please also see the page titled “Significant Off-Balance Sheet Assets” in Newmark’s most recent quarterly financial results presentation.

 Consolidated Share Count7

Consolidated Share Count (shares in millions)	2Q20	2Q19	Change	YTD 20	YTD 19	Change
Fully diluted weighted-average share count under GAAP	178.5	208.2	(14.2)%	178.7	179.4	(0.4)%
Fully diluted weighted-average share count for Adjusted Earnings	265.6	271.0	(2.0)%	264.4	270.2	(2.2)%
Fully diluted period-end share count under GAAP and Adjusted Earnings	265.2	269.8	(1.7)%	265.2	269.8	(1.7)%

Newmark’s fully diluted weighted-average share count for Adjusted Earnings in the second quarter of 2020 was 2% lower year-on-year. As previously stated, the Company's long-term target is to maintain fully diluted share count growth of less than 2% per year.

Select Balance Sheet Data8

Select Balance Sheet Data (USD millions)	June 30, 2020	December 31, 2019
Cash and cash equivalents	$306.4	$163.6
Net debt	647.3	425.7
Long-term debt	953.6	589.3
Total equity	906.1	962.1

Newmark's long-term debt increased since year-end 2019 due to the Company's draw down of
$180 million on its revolving credit facility as a precautionary measure to ensure its strong liquidity position amidst uncertainty caused by COVID-19. Subsequent to quarter end, Newmark repaid $75 million on this facility. The Company's net leverage ratio9 was 1.4 times as of June 30, 2020. Newmark’s balance sheet does not yet reflect the approximately $787 million of additional unmonetized Nasdaq Earn-out that the Company expects to receive through 2027 based on yesterday's closing price. This is because the shares are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq generated gross revenues of approximately $4.3 billion in 2019.

Outlook for 2020
Newmark is not providing revenue or earnings guidance for 2020 due to the ongoing uncertainty related to COVID-19. The Company currently expects industry volumes for the third quarter will be similar to the second quarter. Newmark expects support and operational costs will be approximately $40 million lower in the third quarter as compared with the year ago period.

Newmark records its annual income from Nasdaq in the third quarter of each year, which is approximately $109 million for Adjusted Earnings based on the August 5, 2020 closing price.

Additional Information Available in Newmark's COVID-19 Supplement
7 The fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods. This also impacts GAAP net income for fully diluted shares.
8 “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. “Long-term debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. Such loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. “Liquidity”, when shown, excludes marketable securities that have been financed. See the section titled “Liquidity Defined” and the related reconciliation tables later in this document. "Net debt" is defined as total debt, net of cash or, if applicable, total liquidity.
9 "Net leverage" is defined as net debt (total long-term debt after adjusting for liquidity) divided by TTM Adjusted EBITDA.

Due to the extraordinary macroeconomic impact of the ongoing global pandemic, Newmark created the COVID-19 Supplement, which is available on the Company’s investor relations website. This presentation illustrates Newmark's response to the crisis. In this supplemental presentation, Newmark shows the steps it has taken to ensure the financial strength of the Company, even in the event of a prolonged economic downturn.

This special investor presentation was published on May 7, 2020 and is only relevant as of that date. Investors should review more recent disclosures such as the second quarter financial results presentation for more recent updates. The COVID-19 Supplement should be read in conjunction with the Company’s earnings materials and SEC filings, including those on Form 10-Q and Form 10-K. Please refer to the "Impact of COVID-19 on the Company's Results" section in the most recent and any future updates to Form 10-Q for additional disclosures with respect to the impact of the pandemic.

The Company's clients and investors can find more detailed and useful information on the impact of COVID-19 and insights into how to best operate in the current environment at the following website: “COVID-19 Perspectives” - www.ngkf.com/covid-19/.

Conference Call and Investor Presentation
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. Participants are encouraged to pre-register for the conference call to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the Pre-registration link on Newmark's Investor Relations website, http://ir.ngkf.com, or by navigating to:

http://dpregister.com/10146409.

Participants who have not pre-registered may join the call using the following information. Please note that those who do not pre-register may experience greater than normal wait times before being able to join the live call. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results, is expected to be accessible via the following site: http://ir.ngkf.com. A webcast replay of the conference call is expected to be accessible at the same website within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

Live Conference Call Details

Date - Start Time:	8/6/2020 at 10:00 a.m. ET
U.S. Dial In:	1-866-270-1533
International Dial In:	1-412-317-0797
Passcode:	1014-6409

Replay

Available From - To:	8/6/2020 1:00 p.m. ET – 8/13/2020 11:59 p.m. ET
U.S. Dial In:	1-877-344-7529
International Dial In:	1-416-621-4642
Passcode:	1014-6409

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	June 30,	December 31,
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$306,395	$163,564
Restricted cash	60,743	58,308
Marketable securities	—	36,795
Loans held for sale, at fair value	1,089,429	215,290
Receivables, net	402,698	508,379
Receivables from related parties	1,606	—
Other current assets	79,010	91,194
Total current assets	1,939,881	1,073,530
Goodwill	559,903	557,914
Mortgage servicing rights, net	423,232	413,644
Loans, forgivable loans and other receivables from employees and partners, net	483,806	403,710
Right-of-use assets	191,177	201,661
Fixed assets, net	102,601	98,016
Other intangible assets, net	48,302	45,226
Other assets	383,336	407,898
Total assets	$4,132,238	$3,201,599

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$1,064,096	$209,648
Accrued compensation	230,415	343,845
Accounts payable, accrued expenses and other liabilities	357,425	417,069
Securities loaned	—	36,735
Payables to related parties	3,880	38,090
Total current liabilities	1,655,816	1,045,387

Long-term debt	953,628	589,294
Right-of-use liabilities	215,465	227,942
Other long-term liabilities	401,274	376,834
Total liabilities	$3,226,183	$2,239,457

Equity:
Total equity (1)	906,055	962,142
Total liabilities and equity	$4,132,238	$3,201,599

 (1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity".

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2020	2019	2020	2019
Commissions	$173,038	$346,131	$441,399	$621,399
Gains from mortgage banking activities/origination, net	69,071	45,091	119,494	76,437
Management services, servicing fees and other	141,609	160,256	306,754	301,298
Total revenues	383,718	551,478	867,647	999,134

Expenses:
Compensation and employee benefits	230,518	316,737	530,775	580,090
Equity-based compensation and allocations of net income to limited partnership units and FPUs	10,860	39,353	23,774	53,224
Total compensation and employee benefits	241,378	356,090	554,549	633,314
Operating, administrative and other	61,012	101,749	153,293	189,642
Fees to related parties	5,205	7,222	11,017	13,947
Depreciation and amortization	28,946	33,425	74,986	61,729
Total non-compensation expenses	95,163	142,396	239,296	265,318
Total operating expenses	336,541	498,486	793,845	898,632

Other income, net:
Other income (loss), net	(36,389)	(3,726)	(34,951)	(13,444)
Total other income (loss), net	(36,389)	(3,726)	(34,951)	(13,444)

Income (loss) from operations	10,788	49,266	38,851	87,058
Interest expense, net	(10,056)	(8,081)	(19,085)	(15,780)
Income (loss) before income taxes and noncontrolling interests	732	41,185	19,766	71,278
Provision (benefit) for income taxes	88	9,121	4,886	15,808
Consolidated net income (loss)	644	32,064	14,880	55,470

Less: Net income attributable to noncontrolling interests	330	9,396	6,387	15,898

Net income available to common stockholders	$314	$22,668	$8,493	$39,572

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders (1)	$(2,131)	$19,444	$3,603	$33,124
Basic earnings (loss) per share	$(0.01)	$0.11	$0.02	$0.19
Basic weighted-average shares of common stock outstanding	178,523	178,754	178,034	178,683

Fully diluted earnings per share
Net income (loss) for fully diluted shares (1)	$(2,131)	$23,308	$3,603	$33,124
Fully diluted earnings (loss) per share	$(0.01)	$0.11	$0.02	$0.18
Fully diluted weighted-average shares of common stock outstanding	178,523	208,150	178,710	179,434

Dividends declared per share of common stock	$0.01	$0.10	$0.11	$0.20
Dividends paid per share of common stock	$0.01	$0.10	$0.11	$0.19

(1) Includes a reduction for dividends on preferred stock or exchangeable preferred partnership units of $2.4 million and $4.9 million for the three and six months ended June 30, 2020, respectively, and $3.2 million and $6.4 million for the three and six months ended June 30, 2019, respectively. (see Note - "Origination and Basis of Presentation" in the Company's most recently filed Form 10-Q or Form 10-K).

NEWMARK GROUP INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$(302,694)	$179,177	$(955,095)	$218,610
Net cash provided by (used in) investing activities	(2,236)	(28,433)	16,564	(25,561)
Net cash provided by (used in) financing activities	320,479	(123,245)	1,083,797	(215,123)
Net increase in cash and cash equivalents and restricted cash	15,549	27,499	145,266	(22,074)
Cash and cash equivalents and restricted cash at beginning of period	351,589	137,833	221,872	187,406
Cash and cash equivalents and restricted cash at end of period	$367,138	$165,332	$367,138	$165,332
Net cash provided by (used in) operating activities excluding activity from loan originations and sales (1)	$47,353	$125,065	$(80,956)	$46,656

(1) Includes payments for new hires and producers in the amount of $1.0 million and $61.0 million for the three and six months ended June 30, 2020, respectively, and $14.0 and $54.0 million for the three and six months ended June 30, 2019, respectively.

The Unaudited Condensed Consolidated Statement of Cash Flows are presented in summarized form. For complete Unaudited Condensed Consolidated Statement of Cash Flows, please refer to Newmark's Quarterly Report on Form 10-Q for the six months ended June 30, 2020, to be filed with the Securities and Exchange Commission in the near future.

Implementation of CECL
Newmark adopted the new Current Expected Credit Loss ("CECL") accounting standard on January 1, 2020. Under this methodology, the Company is required to estimate lifetime expected credit losses, which is a significant change from the incurred loss model that Newmark previously used. The Company's adoption of CECL resulted in an initial non-cash pre-tax reserve of $25.9 million, which was recorded as a reduction to shareholder’s equity as of the beginning of 2020 but had no impact on Newmark's earnings or cash position in the first quarter of 2020. This reserve was primarily driven by the Company's Fannie Mae multifamily mortgage servicing portfolio. During the quarter ended March 31, 2020, Newmark incurred a non-cash charge of $17.2 million due to adverse changes in the macroeconomic forecast caused by COVID-19. As of June 30, 2020, the Company had $43.3 million in CECL reserves.

Non-GAAP Financial Measures
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these terms are below.

Adjusted Earnings Defined
Newmark uses non-GAAP financial measures, including "Adjusted Earnings before noncontrolling interests and taxes" and "Post-tax Adjusted Earnings to fully diluted shareholders", which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with "Income (loss) before income taxes and noncontrolling interests" and "Net income (loss) for fully diluted shares", both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.

Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA

Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company's Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item "Equity-based compensation and allocations of net income to limited partnership units and FPUs" (or "equity-based compensation" for purposes of defining the Company's non-GAAP results) as recorded on the Company's GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:

•
Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.

•
Charges with respect to preferred units. Any preferred units would not be included in the Company's fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

•
GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.

•	Charges related to amortization of RSUs and limited partnership units.

•	Charges related to grants of equity awards, including common stock or partnership units with capital accounts

•	Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

The amount of certain quarterly equity-based compensation charges is based upon the Company's estimate of such expected charges during the annual period, as described further below under "Methodology for Calculating Adjusted Earnings Taxes".

Virtually all of Newmark's key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark's fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.

All share equivalents that are part of the Company's equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on Newmark's calculation of Adjusted Earnings per fully diluted share.

Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company's underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.

Calculation of Non-Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA
Newmark's calculation of pre-tax Adjusted Earnings excludes non-cash GAAP charges related to the following:

•	Amortization of intangibles with respect to acquisitions.

•	Gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs").

•
Amortization of mortgage servicing rights (which Newmark refers to as "MSRs"). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.

•
Various other GAAP items that management views as not reflective of the Company's underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

Calculation of Other (income) losses for Adjusted Earnings
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:

•	Unusual, one-time, non-ordinary or non-recurring gains or losses;

•	Non-cash GAAP asset impairment charges;

•
The impact of any unrealized non-cash mark-to-market gains or losses on "Other income (loss)" related to the variable share forward agreements with respect to Newmark's expected receipt of the Nasdaq payments in 2020, 2021, and 2022 and the recently settled 2019 Nasdaq payment (the "Nasdaq Forwards"); and/or

•	Mark-to-market adjustments for non-marketable investments;

•	Certain other non-cash, non-dilutive, and/or non-economic items.

Methodology for Calculating Adjusted Earnings Taxes
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income (loss) before noncontrolling interests and taxes and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark's quarterly GAAP income (loss) before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company's taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company's non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

Newmark incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company's entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax ("UBT") in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company's consolidated financial statements include U.S. federal, state and local income taxes on the Company's allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.

Calculations of Pre- and Post-Tax Adjusted Earnings per Share
Newmark's pre- and post-tax Adjusted Earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark's stockholders, if any, is expected to be determined by the Company's Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. In addition, the non-cash preferred dividends are excluded from Adjusted Earnings per share as Newmark expects to redeem the related exchangeable preferred limited partnership units ("EPUs") with Nasdaq shares. For more information on any share count adjustments, see the table in this document and/or the Company’s most recent financial results release titled "Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings".

Management Rationale for Using Adjusted Earnings
Newmark's calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark's ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company's business, to make decisions with respect to the Company's operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within "Distributions to stockholders" and "Earnings distributions to limited partnership interests and noncontrolling interests," respectively, in our unaudited, condensed, consolidated statements of cash flows.

The term "Adjusted Earnings" should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company's presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark's financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company's financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

For more information regarding Adjusted Earnings, see the sections of this document and/or the Company's most recent financial results press release titled "Reconciliation of GAAP Income to Adjusted Earnings and GAAP Fully Diluted EPS to Post-tax Adjusted EPS", including the related footnotes, for details about how Newmark's non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA Defined
Newmark also provides an additional non-GAAP financial performance measure, "Adjusted EBITDA", which it defines as GAAP "Net income (loss) available to common stockholders", adjusted to add back the following items:

•	Net income (loss) attributable to noncontrolling interest;

•	Provision (benefit) for income taxes;

•	OMSR revenue;

•	MSR amortization;

•	Other depreciation and amortization;

•	Equity-based compensation and allocations of net income to limited partnership units and FPUs;

•
Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

•
Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on "other income (loss)" related to the variable share forward agreements with respect to Newmark's expected receipt of the

Nasdaq payments in 2020, 2021, and 2022 and the recently settled 2019 Nasdaq payment (the "Nasdaq Forwards"), as well as mark-to-market adjustments for non-marketable investments; and

•	Interest expense.

Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company's management believes that its Adjusted EBITDA measure is useful in evaluating Newmark's operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company's management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company's financial results and operations.

Since Newmark's Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark's operating performance. Because not all companies use identical EBITDA calculations, the Company's presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company's Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the section of this document and/or the Company's most recent financial results press release titled "Reconciliation of GAAP Income to Adjusted EBITDA", including the related footnotes, for details about how Newmark's non-GAAP results are reconciled to those under GAAP EPS.

Timing of Outlook for Certain GAAP and Non-GAAP Items
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company's GAAP results include, but are not limited, to the following:

•	Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;

•	Unusual, one-time, non-ordinary, or non-recurring items;

•
The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging including with respect to the Nasdaq Forwards. These items are calculated using period-end closing prices;

•	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;

•	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Liquidity Defined
Newmark may also use a non-GAAP measure called "liquidity". The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

For more information regarding liquidity, see the section of this document and/or the Company's most recent financial results press release titled "Liquidity Analysis", including any related footnotes, for details about how Newmark's non-GAAP results are reconciled to those under GAAP.

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP net income (loss) available to common stockholders	$314	$22,668	$8,493	$39,572
Provision for income taxes (1)	88	9,121	4,886	15,808
Net income attributable to noncontrolling interests (2)	330	9,396	6,387	15,898
GAAP income before income taxes and noncontrolling interests	$732	$41,185	$19,766	$71,278

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	10,860	39,353	23,774	53,224
Other compensation adjustments (4)	1,389	—	1,761	—
Total Compensation adjustments	12,249	39,353	25,535	53,224

Non-Compensation adjustments:
Amortization of intangibles (5)	1,667	1,299	3,310	2,575
MSR amortization (6)	23,864	27,730	63,335	49,856
OMSR revenue (6)	(42,128)	(24,855)	(71,475)	(41,233)
Other non-compensation adjustments (7)	1,533	—	(10,948)	—
Total Non-Compensation adjustments	(15,064)	4,174	(15,778)	11,198

Other (income) loss net
Other non-cash, non-dilutive, and/or non-economic items (8)	32,512	11,940	28,998	25,801
Total Other (income) loss	32,512	11,940	28,998	25,801

Total pre-tax adjustments	29,697	55,467	38,755	90,223

Adjusted Earnings before noncontrolling interests and taxes	$30,429	$96,652	$58,521	$161,501

GAAP Net income (loss) available to common stockholders	$314	$22,668	$8,493	$39,572
Allocations of net income (loss) to noncontrolling interests	117	9,054	5,719	15,693
Total pre-tax adjustments (from above)	—	—	—	—
Income tax adjustment to reflect adjusted earnings taxes (1)	(4,411)	(6,536)	(3,745)	(9,187)

Post-tax Adjusted Earnings to fully diluted shareholders	$25,717	$80,653	$49,222	$136,301
Per Share Data:
GAAP fully diluted earnings per share	$(0.01)	$0.11	$0.02	$0.18

Allocation of net income (loss) to noncontrolling interests	—	—	—	—
Exchangeable preferred limited partnership units non-cash preferred dividends	0.01	0.01	0.02	—
Total pre-tax adjustments (from above)	0.11	0.20	0.15	0.33
Income tax adjustment to reflect adjusted earnings taxes	(0.02)	(0.02)	(0.01)	(0.03)
Other	0.01	—	0.01	0.02

Post-tax adjusted earnings per share (10)	$0.10	$0.30	$0.19	$0.50
Pre-tax adjusted earnings per share (10)	$0.11	$0.36	$0.22	$0.60
Fully diluted weighted-average shares of common stock outstanding	265,640	270,966	264,389	270,226

See the following page for notes to the above table.

(1) Newmark's GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP provision for income taxes	$0.1	$9.1	$4.9	$15.8
Income tax adjustment to reflect Adjusted Earnings	4.4	6.5	3.7	9.2
Provision for income taxes for Adjusted Earnings	$4.5	$15.6	$8.6	$25.0

(2) Primarily represents Cantor and/or BGC's pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Issuance of common stock and exchangeability expenses	$0.3	$21.5	$8.4	$22.2
Allocations of net income	1.0	11.6	1.5	17.8
Limited partnership units amortization	6.0	5.1	7.9	11.4
RSU Amortization Expense	3.6	1.2	5.9	1.8
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$10.9	$39.4	$23.7	$53.2

 (4) Represents $1.4 million and $1.8 million in compensation expenses related to severance as a result of cost-savings initiatives for the three months and six months ended June 30, 2020, respectively.
(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs") and non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as "MSRs"). Under GAAP, Newmark recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.
(7) Includes $1.3 million of charges the Company does not consider a part of its ongoing operations for the three months ended June 30, 2020. Includes $12.8 million of acquisition earnout reversals and $1.3 million of other charges the Company does not consider a part of its ongoing operations for the six months ended June 30, 2020.
(8) The components of other non-cash, non-dilutive, and/or non-economic items are as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Unrealized mark-to-market (gains)/losses for the Nasdaq forward and other Nasdaq adjustments, net	$22.5	$15.6	$1.3	$29.0
Mark-to-market (gains)/losses on non-marketable investments, net	10.0	(3.9)	26.8	(3.9)
Contingent consideration and other expenses	—	0.2	0.9	0.7
	$32.5	$11.9	$29.0	$25.8

(9) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly-owned.
(10) Includes a reduction for dividends on preferred stock or exchangeable preferred partnership units of $2.4 million and $4.9 million for the three and six months ended June 30, 2020, respectively, and $3.2 million and $6.4 million for the three and six months ended June 30, 2019, respectively. For Adjusted Earnings, these non-cash preferred dividends are excluded as Newmark expects to redeem these EPUs with Nasdaq shares.

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP Net income (loss) available to common stockholders	$314	$22,668	$8,493	$39,572
Add back:
Net income attributable to noncontrolling interests (1)	330	9,396	6,387	15,898
Provision (benefit) for income taxes	88	9,121	4,886	15,808
OMSR revenue (2)	(42,128)	(24,855)	(71,475)	(41,233)
MSR amortization (3)	23,864	27,730	63,335	49,856
Other depreciation and amortization (4)	5,082	5,695	11,650	11,873
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	10,860	39,353	23,774	53,224
Other adjustments (6)	2,940	—	(9,481)	—
Other non-cash, non-dilutive, non-economic items (7)	32,512	11,940	28,998	25,801
Interest expense	11,756	10,088	22,661	19,655
Adjusted EBITDA	$45,618	$111,136	$89,228	$190,454

(1) Primarily represents Cantor and/or BGC's pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

(2) Non-cash gains attributable to originated mortgage servicing rights.

(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.

(4) Includes fixed asset depreciation of $3.4 million and $4.4 million for the three months ended June 30, 2020 and 2019, respectively, and $8.3 million and $9.3 million for the six months ended June 30, 2020 and and 2019, respectively. Also includes intangible asset amortization and impairments related to acquisitions of $1.7 million and $1.3 million for the three months ended June 30, 2020 and 2019, respectively, and $3.4 million and $2.6 million for the six months ended June 30, 2020 and 2019, respectively.

(5) Please refer to Footnote 3 under "Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings before Noncontrolling Interest and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS" for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".

(6) Includes $1.4 million of severance charges as a result of cost savings initiatives and $1.3 million of charges that the Company does not believe are a part of its ongoing operations for the three months ended June 30, 2020. Includes $12.8 million of acquisition earnout reversals, $1.8 million of severance charges as a result of cost savings initiatives and $1.3 million of charges that the Company does not believe are a part of its ongoing operations for the six months ended June 30, 2020.

(7) Please refer to Footnote 8 under "Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interest and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS" for additional information about the components of "Other non-cash, non-dilutive, and non-economic items".

NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Common stock outstanding	178,523	178,754	178,034	178,683
Limited partnership units	—	—	—	—
Cantor units	—	23,122	—	—
Founding partner units	—	5,647	—	—
RSUs	—	228	442	324
Other	—	399	234	427

Fully diluted weighted-average share count for GAAP	178,523	208,150	178,710	179,434

Adjusted Earnings Adjustments:
Common stock outstanding	—	—	—	—
Limited partnership units	58,670	62,816	57,474	61,758
Cantor units	22,859	—	22,850	23,336
Founding partner units	5,337	—	5,355	5,698
RSUs	22	—	—	—
Other	228	—	—	—

Fully diluted weighted-average share count for Adjusted Earnings	265,640	270,966	264,389	270,226

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)
	June 30,	December 31,
	2020	2019
Cash and cash equivalents	$306,395	$163,564
Marketable securities (1)	—	60
Total	$306,395	$163,624

(1) As of March 31, 2020 and December 31, 2019, $0 million and $36.7 million of Marketable securities on our balance sheet were lent out in Securities Loaned transactions and therefore are not included as part of our Liquidity Analysis, respectively.

Other Useful Information
Unless otherwise stated, all results discussed in this document compare second quarter or year-to-date 2020 with the relevant year-earlier periods. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes.

About Newmark Group, Inc.
Newmark Group, Inc. ("Newmark Group") is a publicly traded company that, through subsidiaries, operates as a full-service commercial real estate services business with a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Under the Newmark Knight Frank name, the investor/owner services and products of Newmark Group's subsidiaries include capital markets (comprised of investment sales and mortgage brokerage), agency leasing, property management, valuation and advisory, diligence and underwriting. Newmark Group's subsidiaries also offer government sponsored enterprise lending, loan servicing, debt and structured finance, and loan sales. Newmark Group's occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark Group enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio.

Newmark Group has relationships with many of the world's largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark Group's Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol "NMRK". Newmark is a trademark/service mark and/or registered trademark/service mark of Newmark Group and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about Newmark
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company's business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:
Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Jason Harbes, CFA or Jason McGruder
+1 212-829-7124